Exhibit 10.1

GP STRATEGIES CORPORATION

SECURITIES PURCHASE AGREEMENT

December 30, 2009

i

	(U)	EMPLOYEE RELATIONS	12
	(V)	COMPANY BENEFIT PLANS	13
	(W)	TITLE	14
	(X)	INTELLECTUAL PROPERTY RIGHTS	14
	(Y)	ENVIRONMENTAL LAWS	15
	(Z)	SUBSIDIARIES	15
	(AA)	TAX STATUS	16
	(BB)	INTERNAL ACCOUNTING AND DISCLOSURE CONTROLS	16
	(CC)	OFF BALANCE SHEET ARRANGEMENTS	17
	(DD)	INVESTMENT COMPANY STATUS	17
	(EE)	MANIPULATION OF PRICE	17
	(FF)	SHELL COMPANY STATUS	17

4.		COVENANTS	17

	(A)	FORM D AND BLUE SKY	17
	(B)	REPORTING STATUS	18
	(C)	USE OF PROCEEDS	18
	(D)	FINANCIAL INFORMATION; ACCESS	18
	(E)	LISTING	19
	(F)	FEES	19
	(G)	PLEDGE OF PURCHASED SHARES	19
	(H)	INTEGRATION	20
	(I)	DISCLOSURE OF TRANSACTIONS AND OTHER MATERIAL INFORMATION	20
	(J)	ADDITIONAL REGISTRATION STATEMENTS	20
	(K)	ACTIONS REGARDING ANTI-TAKEOVER AND OTHER PROTECTIONS; RIGHTS AMENDMENT	20
	(L)	PREEMPTIVE RIGHTS - ADDITIONAL ISSUANCES OF PURCHASED SHARES	21
	(M)	BOARD MATTERS	25
	(N)	OBSERVER RIGHTS	27
	(O)	STANDSTILL	28
	(P)	LEGENDS	30
	(Q)	TRANSFER TAXES	31
	(R)	FORM W-9	31
	(S)	NO SHORT SALES, ETC. IN VIOLATION OF THE 1933 ACT	31

5.		INVESTOR CLOSING DELIVERABLES	31

6.		COMPANY CLOSING DELIVERABLES	32

7.		TERMINATION	34

	(A)	TERMINATION	34
	(B)	EFFECTS OF TERMINATION	34

8.		MISCELLANEOUS	34

	(A)	DEFINITIONS	34
	(B)	GOVERNING LAW; JURISDICTION; JURY TRIAL	39
	(C)	COUNTERPARTS	40

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(D)	HEADINGS	40
(E)	SEVERABILITY	40
(F)	ENTIRE AGREEMENT; AMENDMENTS	40
(G)	NOTICES	40
(H)	SUCCESSORS AND ASSIGNS	42
(I)	NO THIRD PARTY BENEFICIARIES	42
(J)	SURVIVAL	42
(K)	FURTHER ASSURANCES	42
(L)	NO STRICT CONSTRUCTION	42
(M)	REMEDIES	42
(N)	ACKNOWLEDGMENT REGARDING INVESTOR’S PURCHASED SHARES	43

EXHIBITS

Exhibit A	-	Form of Registration Rights Agreement
Exhibit B	-	Form of Investor Officer’s Certificate
Exhibit C	-	Form of Director Indemnification Agreement
Exhibit D	-	Form of Company Secretary’s Certificate
Exhibit E	-	Form of Company Officer’s Certificate

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SECURITIES PURCHASE AGREEMENT

SECURITIES PURCHASE AGREEMENT (the “Agreement”), dated as of December 30, 2009, by and among GP Strategies Corporation, a Delaware corporation, with headquarters located at 6095 Marshalee Drive, Suite 300, Elkridge, MD 21075 (the “Company”), and Sagard Capital Partners, L.P., a Delaware limited partnership (the “Investor”).  Certain defined terms used herein are listed in Section 8(a).

WHEREAS:

A.            Each of the Company and the Investor is executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by Section 4(2) of the Securities Act of 1933, as amended (the “1933 Act”), and Rule 506 of Regulation D (“Regulation D”) as promulgated by the United States Securities and Exchange Commission (the “SEC”) under the 1933 Act.

B.            The Investor wishes to purchase, and the Company wishes to sell, upon the terms and conditions stated in this Agreement, 2,857,143 shares (the “Purchased Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”).

C.            Contemporaneously with the execution and delivery of this Agreement, the parties hereto are executing and delivering a Registration Rights Agreement, substantially in the form attached hereto as Exhibit A (the “Registration Rights Agreement”), pursuant to which the Company has agreed to provide certain registration rights with respect to the Registrable Securities (as defined in the Registration Rights Agreement), under the 1933 Act and the rules and regulations promulgated thereunder, and applicable state securities Laws.

NOW, THEREFORE, the Company and the Investor hereby agree as follows:

1.             PURCHASE AND SALE OF COMMON STOCK.

(a)           Common Stock.  Subject to the receipt (or waiver) of the deliverables set forth in Sections 5 and 6 below, the Company shall issue and sell to the Investor, and the Investor agrees to purchase from the Company on the Closing Date, the Purchased Shares.

(b)           Closing.  The closing (the “Closing”) of the purchase of the Purchased Shares by the Investor shall occur at the offices of Finn Dixon & Herling LLP, 177 Broad Street, Stamford, Connecticut 06901.  The date and time of the Closing (the “Closing Date”) shall be 10:00 a.m., New York City Time, on the first Business Day on which the conditions to the Closing set forth in Sections 5 and 6 below have been satisfied or waived (or such other date and time as is mutually agreed to by the Company and the Investor).

(c)           Purchase Price.  The aggregate purchase price for the Purchased Shares to be purchased by the Investor (the “Purchase Price”) shall be $20,000,001.00.  The Investor shall pay $7.00 for each share of Common Stock to be purchased by the Investor at the Closing.

(d)           Form of Payment.  On the Closing Date, (i) the Investor shall pay the Purchase Price to the Company for the Purchased Shares to be issued and sold to the Investor at the

Closing, by wire transfer of immediately available funds in accordance with the Company’s written wire instructions, minus amounts withheld pursuant to Section 4(f)(i) and the Company shall deliver to the Investor the Purchased Shares, evidenced by one or more stock certificates, free and clear of all restrictive legends (except as expressly provided in Section 4(p) hereof).

2.             INVESTOR’S REPRESENTATIONS AND WARRANTIES.

As of the date hereof, the Investor represents and warrants that:

(a)           Organization; Authority.  The Investor is a limited partnership duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization with the requisite limited partnership power and authority to enter into and to consummate the transactions contemplated by the Transaction Documents to which it is a party and otherwise to carry out its obligations hereunder and thereunder.

(b)           No Public Sale or Distribution.  The Investor is acquiring the Purchased Shares for its own account and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered or exempted under the 1933 Act; provided, however, that by making the representations herein, the Investor does not agree to hold any of the Purchased Shares for any minimum or other specific term and reserves the right to dispose of the Purchased Shares at any time in accordance with or pursuant to a registration statement or an exemption under the 1933 Act.  The Investor is acquiring the Purchased Shares hereunder in the ordinary course of its business.  The Investor does not presently have any agreement or understanding, directly or indirectly, with any Person to distribute any of the Purchased Shares in violation of the 1933 Act.

(c)           Accredited Investor Status.  The Investor is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D.

(d)           Reliance on Exemptions.  The Investor understands that the Purchased Shares are being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities Laws and that the Company is relying in part upon the truth and accuracy of, and the Investor’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Investor set forth herein in order to determine the availability of such exemptions and the eligibility of the Investor to acquire the Purchased Shares.

(e)           Information.  The Investor and its advisors, if any, have been furnished with all materials relating to the business, finances and operations of the Company and materials relating to the offer and sale of the Purchased Shares which have been requested by the Investor.  The Investor and its advisors, if any, have been afforded the opportunity to ask questions of the Company.  Neither such inquiries nor any other due diligence investigations conducted by the Investor or its advisors or representatives, nor any other statement in this Section 2, shall modify, amend or affect the Company’s representations and warranties contained herein or the Investor’s right to rely thereon.  The Investor understands that its investment in the Purchased Shares involve a high degree of risk.  The Investor has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Purchased Shares.

(f)            No Governmental Review.  The Investor understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Purchased Shares or the fairness or suitability of the investment in the Purchased Shares nor have such authorities passed upon or endorsed the merits of the offering of the Purchased Shares.

(g)           Transfer or Resale.  The Investor understands that except as provided in the Registration Rights Agreement:

(i)            the Purchased Shares have not been and are not being registered under the 1933 Act or any state securities Laws, and may not be offered for sale, sold, assigned or transferred unless (A) subsequently registered thereunder, (B) the Investor shall have delivered to the Company an opinion of counsel, in a generally acceptable form, to the effect that such Purchased Shares to be sold, assigned or transferred may be sold, assigned or transferred pursuant to an exemption from such registration, or (C) the Investor provides the Company with reasonable assurance that such Purchased Shares can be sold, assigned or transferred pursuant to Rule 144 or Rule 144A promulgated under the 1933 Act, as amended, (or a successor rule thereto) (collectively, “Rule 144”);

(ii)           any sale of the Purchased Shares made in reliance on Rule 144 may be made only in accordance with the terms of Rule 144 and, further, if Rule 144 is not applicable, any resale of the Purchased Shares under circumstances in which the seller (or the Person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the 1933 Act) may require compliance with some other exemption under the 1933 Act or the rules and regulations of the SEC thereunder; and

(iii)          neither the Company nor any other Person is under any obligation to register the Purchased Shares under the 1933 Act or any state securities Laws or to comply with the terms and conditions of any exemption thereunder.

The Purchased Shares may be pledged in connection with a bona fide margin account or other loan or financing arrangement secured by the Purchased Shares and such pledge of Purchased Shares shall not be deemed to be a transfer, sale or assignment of the Purchased Shares hereunder, and the Investor shall not be required to provide the Company with any notice thereof or otherwise make any delivery to the Company pursuant to this Agreement or any other Transaction Document, including, without limitation, this Section 2(g), in connection with such a pledge.

Investor has not, in anticipation of this Agreement and its acquisition of and investment in the Purchased Shares, and in any case during forty-five (45) days prior to the date hereof, effected any “short” sales with respect to the Common Stock or entered into any swap or any other agreement, transaction or series of transactions that hedges or transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Common Stock, whether any such transaction, swap or series of transactions is to be settled by delivery of securities, in cash or otherwise.

(h)           Legends.  The Investor understands that, until such time as the resale of the Purchased Shares has been registered under the 1933 Act as contemplated by the Registration Rights Agreement, the stock certificate(s) representing the Purchased Shares, except as set forth in Section 4(p), shall bear any legend as required by the “blue sky” Laws of any state and a restrictive legend in substantially the form set forth in Section 4(p) (and a stop-transfer order may be placed against transfer of such stock certificates).

(i)            Validity; Enforcement.  This Agreement and the Registration Rights Agreement have been duly and validly authorized, executed and delivered on behalf of the Investor and shall constitute the legal, valid and binding obligations of the Investor enforceable against the Investor in accordance with their respective terms, except as such enforceability may be limited by general principles of equity or to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar Laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

(j)            No Conflicts.  The execution, delivery and performance by the Investor of this Agreement and the Registration Rights Agreement and the consummation by the Investor of the transactions contemplated hereby and thereby will not (i) result in a violation of the organizational documents of the Investor or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Investor is a party, or (iii) result in a violation of any Law (including federal and state securities Laws) applicable to the Investor, except in the case of clauses (ii) and (iii) above, for such conflicts, defaults, rights or violations which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Investor to perform its obligations hereunder.

(k)           Residency.  The Investor’s principal office is located in the State of Connecticut.

3.             REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

The Company represents and warrants to the Investor as of the date hereof that, except as otherwise disclosed or incorporated by reference in: (i) the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, or its other reports and forms filed with or furnished to the SEC under Sections 12, 13, 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), after December 31, 2008 and before the date of this Agreement (including any amendments or supplements thereto, but excluding risk factors and/or any other disclosures of risks included in any forward-looking statement disclaimers or other statements that are similarly nonspecific and are predictive and forward-looking in nature) (all such reports covered by this clause (i), collectively, the “SEC Reports”); or (ii) as set forth in the disclosure letter dated as of the date hereof provided to the Investor separately (the “Disclosure Letter”), specifically identifying the relevant subparagraph(s) hereof (provided, that disclosure in any subparagraph of such disclosure letter shall apply to any section or subparagraph hereof to the extent it is reasonably apparent on its face that such disclosure is relevant to such section or subparagraph of this Agreement):

(a)           Organization and Qualification of the Company and its Significant Subsidiaries.  The Company and General Physics Corporation, a Delaware corporation, are entities duly organized and validly existing and in good standing under the Laws of the jurisdiction in which they are formed, and have the requisite power and authority to own their properties and to carry on their business as now being conducted.  General Physics (UK) Ltd, a United Kingdom limited company, is an entity duly organized and validly existing under the Laws of the jurisdiction in which it is formed, and has the requisite power and authority to own its properties and to carry on its business as now being conducted.  Each of the Company and its Significant Subsidiaries is duly qualified as a foreign entity to do business and is in good standing in every jurisdiction in which its ownership of property or the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not reasonably be expected to have a Material Adverse Effect.

(b)           Authorization; Enforcement; Validity.  The Company has the requisite power and authority to enter into and perform its obligations under this Agreement, the Registration Rights Agreement, the Confidentiality Agreement and each of the other agreements entered into by the Company in connection with the transactions contemplated by this Agreement (collectively, the “Transaction Documents”) and, in the case of the Company, to issue the Purchased Shares in accordance with the terms hereof and thereof.  The execution and delivery of the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby, including, without limitation, the issuance of the Purchased Shares, have been duly authorized by the Company’s board of directors (the “Board of Directors”).  No further corporate consent, or authorization is required by the Company, the Board of Directors or the Company’s stockholders in connection with the execution and delivery of this Agreement and the other Transaction Documents to which it is a party and the performance of the Company’s obligations hereunder and thereunder.  This Agreement and the other Transaction Documents of even date herewith have been duly executed and delivered by the Company, and constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar Laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

(c)           Issuance of Purchased Shares; No Restrictions on Transfer.  The issuance of the Purchased Shares has been duly authorized by all necessary corporate action and, upon issuance in accordance with this Agreement, such Purchased Shares will be validly issued, fully paid and nonassessable, and free and clear of all liens and/or restrictions on transfer (other than restrictions on transfer provided for by applicable federal and state securities Laws) and will not be subject to preemptive rights of any other stockholder of the Company.  Subject to the representations and warranties of the Investor in this Agreement, the offer and issuance by the Company of the Purchased Shares are exempt from registration under the 1933 Act.

(d)           No Conflicts.  Except as set forth on Section 3(d) of the Disclosure Letter, the execution, delivery and performance of the Transaction Documents by the Company and the

consummation by the Company of the transactions contemplated hereby and thereby (including, without limitation, the issuance of the Purchased Shares) will not (i) violate the Certificate of Incorporation or any certificate of incorporation, certificate of formation, or any certificate of designations or other constituent document of any of its Subsidiaries, or the Bylaws or any of its Subsidiaries’ bylaws, (ii) violate, conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company or any of its Subsidiaries is a party, (iii) assuming the filing of a Form D and state securities Law filings, result in a violation of any Law (including federal and state securities Laws and the rules and regulations of the New York Stock Exchange or such other Eligible Market on which the Company may list the Common Stock from time to time (such Eligible Market, the “Principal Market”)) applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected or (iv) result in or require the creation or imposition of any lien upon or with respect to any of the properties or assets of the Company or any of its Subsidiaries, except in the case of clauses (ii), (iii) and (iv), as would not reasonably be expected to have a Material Adverse Effect.

(e)           Consents.  Other than the filing with the SEC of a Form D and one or more Registration Statements in accordance with the requirements of the Registration Rights Agreement and any other filings as may be required by any state securities agencies, except as set forth on Section 3(e) of the Disclosure Letter, neither the Company nor any of its Subsidiaries is required to obtain any consent, authorization or order of, or make any filing or registration with, any court, governmental agency or any regulatory or self-regulatory agency (including the Principal Market) or any other Person in order for it to execute, deliver or perform any of its obligations under or contemplated by the Transaction Documents, in each case in accordance with the terms hereof or thereof.  All consents, authorizations, orders, filings and registrations which the Company or any such Subsidiary is required to obtain pursuant to the preceding sentence will be obtained or effected on or prior to the Closing Date, and the Company and its Subsidiaries are unaware of any facts or circumstances which might prevent the Company from obtaining or effecting any of the registration, application or filings pursuant to the preceding sentence except as set forth on Section 3(c) of the Disclosure Letter.  The Company is not in violation of the requirements of the Principal Market and has no Knowledge of any facts which would reasonably be expected to lead to delisting or suspension of the Common Stock in the foreseeable future.

(f)            No General Solicitation; Placement Agent’s Fees.  Neither the Company, nor any of its Subsidiaries or Affiliates, nor any Person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with the offer or sale of the Purchased Shares.  The Company shall be responsible for the payment of any placement agent’s fees, financial advisory fees, or brokers’ commissions (other than for Persons engaged by the Investor or any Person acting or claiming to act on behalf of the Investor) relating to or arising out of the transactions contemplated hereby.  Neither the Company nor any of its Subsidiaries has engaged any placement agent or other agent in connection with the sale of the Purchased Shares.

(g)           No Integrated Offering.  None of the Company, its Subsidiaries, any of their Affiliates, and any Person acting on their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of any of the Purchased Shares under the 1933 Act or cause this offering of the Purchased Shares to be integrated with prior offerings by the Company for purposes of the 1933 Act or any applicable stockholder approval provisions, including, without limitation, under the rules and regulations of the Principal Market or any exchange or automated quotation system on which any of the securities of the Company are listed or designated.  None of the Company or its Subsidiaries or any Person acting on their behalf will take any action or steps referred to in the preceding sentence that would require registration of any of the Purchased Shares under the 1933 Act (except as contemplated by the Registration Rights Agreement) or cause the offering of the Purchased Shares to be integrated with other offerings.

(h)                                 Application of Takeover and Other Protections; Rights Agreement.

(i)                                     Except as set forth on Section 3(h) of the Disclosure Letter, the Company does not have in place a stockholder rights plan or similar arrangement relating to accumulations of beneficial ownership of Common Stock or a change in control of the Company.

(ii)                                  The Board of Directors has irrevocably waived, on behalf of the Company, any rights under Article Thirteenth with respect to (A) 18,700 shares of Common Stock presently held by the Investor, (B) the Purchased Shares, (C) any additional securities acquired pursuant to Section 4(l) and (D) any other securities permitted to be acquired by the Investor under Section 4(o)(i)(A) hereof.

(iii)                               The Company and its Board of Directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Certificate of Incorporation or any certificates of designations or the laws of the jurisdiction of its formation or incorporation, or any other jurisdiction, which is or would reasonably be expected to become applicable to the Investor as a result of (i) the transactions contemplated by this Agreement, including, without limitation, the Company’s issuance of the Purchased Shares and the Investor’s ownership of the Purchased Shares, (ii) the Investor’s purchase of securities pursuant to Section 4(l) and (iii) any shares of Common Stock permitted to be acquired by the Investor under Section 4(o)(iv) hereof.

(i)                                     SEC Documents; Financial Statements.

(i)                                     Except as set forth on Section 3(i) of the Disclosure Letter, since December 31, 2006, the Company has timely filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the 1934 Act (all of the foregoing filed prior to the date hereof and all exhibits included therein and financial statements, notes and schedules thereto and documents incorporated by reference therein being hereinafter referred to as the “SEC Documents”).  The Company has delivered to the Investor or its representatives true, correct and complete copies of any such SEC Documents which are not available on the EDGAR system that have been requested by the Investor.  As of their respective dates, the SEC Documents complied in all material respects with the requirements of the 1934 Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  There are no outstanding comments from the SEC with respect to any SEC Document.

(ii)           As of their respective dates, the financial statements of the Company included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto as in effect as of the time of filing.  Such financial statements have been prepared in accordance with generally accepted accounting principles, consistently applied, during the periods involved (except (A) as may be otherwise indicated in such financial statements or the notes thereto, or (B) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of its operations, changes in stockholders’ equity and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(j)            Accuracy of Information.  All factual information, taken as a whole, furnished by or on behalf of the Company and its Subsidiaries in writing to the Investor on or prior to the date of this Agreement, for purposes of this Agreement and all other such factual information, taken as a whole, furnished by the Company on behalf of itself and its Subsidiaries in writing to the Investor pursuant to the terms of this Agreement does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading when considered with respect to the Company and/or its Subsidiaries, taken as a whole; provided, however, that with respect to any projected financial information or forward-looking statements, business assumptions, strategic plans or similar information, the Company represents only that such information was prepared in good faith based upon assumptions, and subject to such qualifications, believed to be reasonable at the time.  The Company understands and confirms that the Investor will rely on the representations and warranties contained in this Section 3 for purposes of purchasing the Purchased Shares pursuant to this Agreement.

(k)           Absence of Certain Changes.  Except as disclosed in Section 3(k) of the Disclosure Letter, since December 31, 2008, no event or events have occurred that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

(i)            Without limiting the generality of the foregoing and except as set forth in Section 3(k) of the Disclosure Letter, since December 31, 2008:

(A)          neither the Company nor any Subsidiary has issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any Indebtedness for borrowed money or capitalized lease obligation, individually or in the aggregate, in excess of $250,000;

(B)           neither the Company nor any Subsidiary has (x) acquired any other Person (or any significant business, portion or division thereof), whether by merger, consolidation or reorganization or by purchase of such Person’s assets or capital stock or otherwise and/or (y) terminated and/or made material modifications to any material provisions of any agreements evidencing or relating to the transactions described in the preceding clause (x);

(C)                                neither the Company nor any Significant Subsidiary has made material changes in management personnel or entered into, or materially modified, any employment, severance or similar contract with any officer or management level employee;

(D)                               neither the Company nor any Significant Subsidiary has incurred any material penalty as a result of underperformance under, or alleged breach of, any contracts or agreements with any customer;

(E)                                 neither the Company nor any Subsidiary has accelerated, terminated, made material modifications to, or cancelled, any of the Material Contracts, nor has any counterparty to any such Material Contracts taken any of the foregoing actions in this clause (E) with respect to any Material Contract;

(F)                                 neither the Company nor any Subsidiary has entered into, accelerated, terminated, made material modifications to, or cancelled, any contract or agreement, which involves more than $250,000, relating to or involving any earnout payment or the deferred purchase price of property or services other than accounts payable incurred and payable on terms customary in the business of the Company or its Subsidiaries;

(G)                                neither the Company nor any Significant Subsidiary has committed to any of the matters described in clauses (C) and/or (D) above; and

(H)                               neither the Company nor any Subsidiary has committed to any of the matters described in clauses (A), (B), (E) and/or (F) above.

(ii)                                  Neither the Company nor any of its Significant Subsidiaries has taken any steps to seek protection pursuant to any bankruptcy Law nor does the Company have any Knowledge or reason to believe that its creditors intend to initiate involuntary bankruptcy proceedings or any actual Knowledge of any fact which would reasonably lead a creditor to do so.  The Company and its Significant Subsidiaries, individually and on a consolidated basis, are not as of the date hereof, and after giving effect to the transactions contemplated hereby to occur at the Closing will not be, Insolvent (as defined below).

(l)                                     No Undisclosed Events, Liabilities, Developments or Circumstances.  Neither the Company nor any of the Company’s Subsidiaries has any liabilities or obligations of any nature (absolute, accrued, contingent or otherwise) which are not properly reflected or reserved against in the Company’s financial statements included in the SEC Documents to the extent required to be so reflected or reserved against in accordance with generally accepted accounting principles in the United States, except for (i) liabilities that have arisen in the ordinary course of business consistent with past practice and that have not had a Material Adverse Effect, and (ii) liabilities that have not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(m)                               Conduct of Business; Regulatory Permits.  Except as set forth on Section 3(m) of the Disclosure Letter:

(i)                                     Neither the Company nor any of its Significant Subsidiaries is in violation of any term of its Certificate of Incorporation, any certificate of designation, preferences or rights of any outstanding series of preferred stock of the Company or Bylaws or their organizational documents or certificate of incorporation or bylaws, respectively.  Since December 31, 2008, each of the Company and each Subsidiary has complied in all material respects with all applicable Laws, other than such noncompliance that would not reasonably be expected to, either individually or in the aggregate, result in a Material Adverse Effect.

(ii)                                  Without limiting the generality of the foregoing, the Company is not in violation of any of the rules, regulations or requirements of the Principal Market and has no Knowledge of any facts or circumstances that would reasonably lead to delisting or suspension of the Common Stock by the Principal Market in the foreseeable future.  Since January 1, 2006, (A) the Common Stock has been designated for quotation on the Principal Market, (B) trading in the Common Stock has not been suspended by the SEC or the Principal Market and (C) the Company has received no communication, written or oral, from the SEC or the Principal Market advising of or threatening the suspension or delisting of the Common Stock from the Principal Market.

(iii)                               (x) The Company and its Subsidiaries possess all certificates, authorizations and permits issued by the appropriate regulatory authorities necessary to conduct their respective businesses, and (y) neither the Company nor any such Subsidiary has received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit, except in the case of (x) and (y) where such failure or receipt of notice of proceedings, as the case may be, would not reasonably be expected to, either individually or in the aggregate, result in a Material Adverse Effect.

(n)                                 Foreign Corrupt Practices and/or Other Payments.  Neither the Company nor, to the Knowledge of the Company, any of its Subsidiaries nor any director, officer, agent, employee or other Person acting on behalf of the Company or any of its Subsidiaries has, in the course of its actions for, or on behalf of, the Company or any of its Subsidiaries (i) made any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any other anti-bribery or anti-corruption Laws applicable to the Company or any of its Subsidiaries; (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee; or (v) made any bribe, rebate, payoff, influence payment, kickback or other payment to, for the benefit of, or at the request of, any employee of any customer of the Company or any Subsidiary which might reasonably be expected to result in such customer modifying its purchases of services and/or products from the Company.

(o)                                 Sarbanes-Oxley Act.  The Company is in material compliance with (x) any and all applicable requirements of the Sarbanes-Oxley Act of 2002 that are effective as of the date hereof, and (y) any and all applicable rules and regulations promulgated by the SEC thereunder that are effective as of the date hereof, in the case of (x) and (y), when taken as a whole.

(p)                                 Transactions With Affiliates.  Except as set forth in the SEC Documents filed at least ten (10) days prior to the date hereof and other than the outstanding stock options and/or restricted stock disclosed on Section 3(p) of the Disclosure Letter, none of the officers, directors or employees of the Company or any of its Significant Subsidiaries is presently a party to any transaction with the Company or any of its Significant Subsidiaries (other than for ordinary course services as employees, officers or directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from, any such officer, director or employee or, to the Knowledge of the Company or any of its Significant Subsidiaries, any corporation, partnership, trust or other entity in which any such officer, director, or employee has a substantial interest or is an officer, director, trustee or partner.

(q)                                 Equity Capitalization.  As of the date hereof, the authorized capital stock of the Company consists of (i) 35,000,000 shares of Common Stock, of which as of the date hereof, 15,723,767 are issued and outstanding and 1,250,682 shares are reserved for issuance pursuant to securities exercisable or exchangeable for, or convertible into, shares of Common Stock and (ii) 10,000,000 shares of preferred stock of which, as of the date hereof, none are issued and outstanding.  All of such outstanding shares have been, or upon issuance will be, validly issued and are fully paid and nonassessable.  Except as set forth on Section 3(q) of the Disclosure Letter, (i) none of the Company’s capital stock is subject to preemptive rights or any other similar rights or any liens or encumbrances suffered or permitted by the Company; (ii) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any capital stock of the Company or any of its Significant Subsidiaries, or contracts, commitments, understandings or arrangements by which the Company or any of its Significant Subsidiaries is or may become bound to issue additional capital stock of the Company or any of its Significant Subsidiaries or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any capital stock of the Company or any of its Significant Subsidiaries; (iii) there are no agreements or arrangements under which the Company or any of its Subsidiaries is obligated to register the sale of any of their securities, whether presently outstanding or securities that may be issued subsequently, under the 1933 Act (except pursuant to the Registration Rights Agreement); (iv) there are no outstanding securities or instruments of the Company or any of its Significant Subsidiaries which contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which the Company or any of its Significant Subsidiaries is or may become bound to redeem a security of the Company or any of its Significant Subsidiaries; (v) there are no securities or instruments containing anti-dilution or similar provisions that will be triggered by the issuance of the Purchased Shares; and (vi) the Company does not have any stock appreciation rights or “phantom stock” plans or agreements or any similar plan or agreement.  To the Company’s Knowledge, no stockholder of the Company has entered into any agreement with respect to the voting of equity securities of the Company.  The Company has furnished to the Investor true, correct and complete copies of the Company’s Certificate of Incorporation, as amended and as in effect on the date hereof (the “Certificate of Incorporation”), and the Company’s Bylaws, as amended and as in effect on the date hereof (the “Bylaws”), and the terms of all securities convertible into, or exercisable or exchangeable for, shares of Common Stock and the material rights of the holders thereof in respect thereto.  Section 3(q) of the Disclosure Letter sets forth the shares of Common Stock owned beneficially or of record and Common Stock Equivalents (as defined below) held by each director and executive officer.

(r)                                    Indebtedness and Other Contracts.  Except as set forth in Section 3(r) of the Disclosure Letter: (i) neither the Company nor any of its Significant Subsidiaries has any outstanding Indebtedness (as defined below), (ii) neither the Company nor any of its Subsidiaries is a party to any contract, agreement or instrument, the violation of which, or default under which, by the other party(ies) to such contract, agreement or instrument would reasonably be expected to result in a Material Adverse Effect, or (iii) neither the Company nor any of its Significant Subsidiaries is in material violation of any term of or in material default under any material contract, agreement or instrument relating to any Indebtedness.  The Company has provided the Investor with a true, correct and complete list of: (i) all presently existing contracts or agreements (or series of related contracts or agreements) to which the Company or its Subsidiaries are party or by which they are bound involving payments in excess of $250,000 in calendar year 2009 and (ii) all contracts or agreements with the top ten (10) customers of the Company and its Significant Subsidiaries (based on total purchases, in dollars) during the fiscal year ended December 31, 2008 and current year-to-date (collectively, the “Material Contracts,” and each a “Material Contract”).

(s)                                  Absence of Litigation.  Except as set forth in Section 3(s) of the Disclosure Letter, there is no action, suit, proceeding, inquiry or investigation before or by the Principal Market, any court, public board, government agency, self-regulatory organization or body pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries, or, to the Company’s Knowledge, any of the Company’s or its Subsidiaries’ officers or directors, that (i) is reasonably likely to have a Material Adverse Effect, (ii) purports to affect the legality, validity or enforceability of this Agreement or any other Transaction Document or the consummation of the transactions contemplated by this Agreement or by any of the other Transaction Documents or (iii) alleges criminal conduct.

(t)                                    Insurance.  The Company and each of its Significant Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as management of the Company believes to be prudent and customary in the businesses in which the Company and its Significant Subsidiaries are engaged.  Except as set forth on Section 3(t) of the Disclosure Letter, the Company does not engage in any self-insurance arrangements.  Neither the Company nor any such Significant Subsidiary has been refused any insurance coverage sought or applied for and neither the Company nor any such Significant Subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not reasonably be expected to result in a Material Adverse Effect.  The Company has provided the Investor with a true, correct and complete list of all existing insurance policies, including their respective retention amounts and/or deductibles.

(u)                                 Employee Relations.

(i)                                     Except as set forth on Section 3(u) of the Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or to the Knowledge of the Company, employs any member of a union.  To the Knowledge of the

Company, no executive officer (as defined in Rule 501(f) of the 1933 Act) of the Company or any of its Significant Subsidiaries has notified the Company or any such Significant Subsidiary that such officer intends to leave the Company or any such Significant Subsidiary or otherwise terminate such officer’s employment with the Company or any such Significant Subsidiary.  To the Knowledge of the Company, no executive officer of the Company or any of its Significant Subsidiaries is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement, non-competition agreement, or any other contract or agreement or any restrictive covenant, and the continued employment of each such executive officer does not subject the Company or any of its Significant Subsidiaries to any liability with respect to any of the foregoing matters.

(ii)                                  The Company and its Subsidiaries have complied with all federal, state, local and foreign Laws and regulations respecting labor, employment and employment practices and benefits, terms and conditions of employment and wages and hours, except where failure to be in compliance would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.  All persons classified by the Company or its Subsidiaries as independent contractors, consultants or as self-employed do satisfy and have satisfied the requirements of any applicable Law to be so classified, except where failure to be in compliance would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(v)                                 Company Benefit Plans.

(i)                                     Set forth on Section 3(v) of the Disclosure Letter is a complete and correct list of (A) all Benefit Plans that are presently maintained or contributed to by the Company or any Subsidiary or with respect to which the Company or any Subsidiary has any material liability, (B) all “employee pension benefit plans” (as defined in ERISA §3(2)) that have been maintained or contributed to in the last six (6) years by the Company or any Subsidiary and (C) all plans presently maintained in a jurisdiction other than the U.S. which relate to pension or retirement benefits provided to employees that would be “employee pension benefit plans” (as defined in ERISA §3(2)) if such plans were subject to ERISA that have been maintained or contributed to in the last six (6) years by the Company or any Subsidiary, in each case (A), (B) or (C) which provide benefits to any current or former director, officer, employee or service provider of the Company or any Subsidiary, or the dependents of any thereof (each plan in this clause (i), a “Plan,” and collectively, the “Plans”).

(ii)                                  Neither the Company nor any ERISA Affiliate contributes to, has, or in the last six (6) years has had, any obligation to contribute to, or has any material liability under or with respect to any Employee Pension Benefit Plan that is a “defined benefit plan” (as defined in ERISA §3(35)).

(iii)                               Neither the Company nor any ERISA Affiliate contributes to, or has any obligation to contribute to, or has any material liability (including withdrawal liability as defined in ERISA §4201) under or with respect to any Multiemployer Plan.

(iv)                              Except as set forth on Section 3(v) of the Disclosure Letter, (A) neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby will (1) result in any payment (including severance, unemployment compensation, “excess parachute payment” (within the meaning of Section 280G of the Code), forgiveness of indebtedness or otherwise) becoming due to any current or former employee, officer or director of the Company or any of its Subsidiaries from the Company or any of its Subsidiaries under any Plan or otherwise, (2) increase any benefits otherwise payable under any Plan, (3) result in any acceleration of the time of payment or vesting of any such benefits, (4) require the funding or increase in the funding of any such benefits or (5) result in any limitation on the right of the Company or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Plan or related trust and (B) neither the Company nor any of its Subsidiaries has taken, or permitted to be taken, any action that required, and no circumstances exist that will require the funding, or increase in the funding, of any benefits or resulted, or will result, in any limitation on the right of the Company or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Plan or related trust.

(v)                                 No action, suit, proceeding, hearing or investigation with respect to any Plan or the administration or the investment of the assets thereof (other than routine claims for benefits) is pending or, to the best Knowledge of the Company, threatened; the Company has no Knowledge of any basis for any such action, suit, proceeding, hearing, or investigation.

Except for the representations and warranties of the Company expressly set forth in this Section 3(v), the Company makes no other express or implied representation or warranty with respect to the Plans, or the matters covered by the representations and warranties contained in this Section 3(v), and none of the other representations and warranties contained in this Agreement shall be deemed to be given in relation to the Plans.

(w)                               Title.  Except as set forth on Section 3(w) of the Disclosure Letter, the Company and its Subsidiaries have good and marketable fee simple title to, or a valid leasehold interest in, all of the real property owned or leased by the Company, and good and marketable title to, or valid leasehold interests in, all of their personal property, except where the failure to hold such title or leasehold interests, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.  The Company and its Subsidiaries enjoy peaceful and undisturbed possession under all of their respective leases except where the failure to enjoy such peaceful and undisturbed possession, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(x)                                   Intellectual Property Rights.  The Company and its Subsidiaries own or possess adequate rights or licenses to use all trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, original works of authorship, trade secrets and other intellectual property rights and all applications related thereto necessary to conduct their respective businesses as now conducted, except where the failure to so own or possess would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect (collectively, “Intellectual Property Rights”).  None of the patents, patent applications, trademark and service mark registrations and applications, or copyright registrations and applications owned by the Company and its Subsidiaries and included in the Intellectual Property Rights (collectively, the “Registered Intellectual Property”) has expired, terminated or been abandoned, or are expected to expire, terminate or be abandoned, within three years from the date of this Agreement, except where such expiration, termination or abandonment, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.  The Company does not have any Knowledge of any infringement by the Company or any of its Subsidiaries of Intellectual Property Rights of third parties that would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.  There is no claim, action or proceeding pending, or to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries challenging the validity, enforceability, ownership or use of any item of the Registered Intellectual Property that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.  The Company and its Significant Subsidiaries use commercially reasonable efforts to protect the secrecy, confidentiality and value of all of their Intellectual Property Rights.

(y)                                 Environmental Laws.  The Company and its Subsidiaries (i) have complied in all material respects with any and all applicable Environmental Laws (as hereinafter defined), (ii) have received all permits, licenses or other approvals currently required of them under applicable Environmental Laws to conduct their respective businesses and (iii) have complied in all material respects with all terms and conditions of any such permit, license or approval where, in each of the foregoing clauses (i), (ii) and (iii), the failure to so comply or have received such permits, licenses or approvals would be reasonably expected to result in, individually or in the aggregate, a Material Adverse Effect.  The term “Environmental Laws” means all federal, state, local or foreign Laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, Laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or toxic or hazardous substances or wastes (collectively, “Hazardous Materials”) into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.  Except for the representations and warranties of the Company expressly set forth in this Section 3(y), the Company makes no other express or implied representation or warranty with respect to matters covered by the representations and warranties contained in this Section 3(y), and none of the other representations and warranties contained in this Agreement shall be deemed to be given in relation to the matters covered by the representations and warranties contained in this Section 3(y).

(z)                                   Subsidiaries.  Section 3(z) of the Disclosure Letter sets forth a complete and accurate list of all active direct and indirect Subsidiaries of the Company, showing, in each case, as of the date of this Agreement (as to each such Subsidiary) the jurisdiction of its formation, and, with respect to each non-wholly owned Subsidiary, the number of shares, membership interests or partnership interests (as applicable) of each class of its equity interests authorized, and the number outstanding, on the date of this Agreement and the percentage of each such class of its equity interests owned (directly or indirectly) by the Company, and the number of shares covered by all outstanding options, warrants, rights of conversion or purchase and similar rights as of the date of this Agreement.  All of the outstanding equity interests in each of the Subsidiaries of the Company have been validly issued, are fully paid and non-assessable and are owned by the Company or one or more of its subsidiaries, free and clear of all liens.  Except as set forth in Schedule 3(z), the Company or one of its Subsidiaries has the unrestricted right to vote, and (subject to limitations imposed by applicable Law) to receive dividends and distributions on, all capital securities of its Subsidiaries as owned by the Company or such Subsidiary.  Except for the Significant Subsidiaries, the Company has no direct or indirect

Subsidiaries which, individually or if considered in the aggregate as a single subsidiary, would satisfy the criteria for being a “significant subsidiary” as such term is defined in Rule 1-02(w) of Regulation S-X under the 1934 Act.

(aa)                            Tax Status.  Each of the Company and its Subsidiaries (i) has timely made or filed all foreign, federal and state income and all other material tax returns, reports and declarations required by any jurisdiction to which it is subject, and (ii) has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith or where the failure to file such returns, reports or declarations or pay such taxes, assessments or charges would not, individually or in the aggregate, have or be reasonably likely to have a Material Adverse Effect.  All such returns were complete and correct in all material respects, except for any deficiency that would not, individually or in the aggregate, have or be reasonably expected to have a Material Adverse Effect.  The Company has no Knowledge of a material tax deficiency which has been asserted or threatened in writing against the Company or any of its Subsidiaries which would, individually or in the aggregate, be reasonably expected to result in a Material Adverse Effect.  The Company has set aside on its books provision which is reasonably adequate (as determined with respect to the date with respect to which such provision was made) for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply through the date of such books, except for a deficiency that would not, individually or in the aggregate, have or be reasonably likely to have a Material Adverse Effect.  Except as set forth on Section 3(aa) of the Disclosure Letter, neither the Company nor any of its Subsidiaries is under audit by any taxing authority for which a material amount of taxes might be asserted.

(bb)                          Internal Accounting and Disclosure Controls.  The Company and its Subsidiaries, taken as a whole, maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset and liability accountability, (iii) access to assets or incurrence of liabilities is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets and liabilities is compared with the existing assets and liabilities at reasonable intervals and appropriate action is taken with respect to any difference.  The Company maintains disclosure controls and procedures (as such term is defined in Rule 13a-14 under the 1934 Act) that are effective in ensuring that information required to be disclosed by the Company in the reports that it files or submits under the 1934 Act is recorded, processed, summarized and reported, within the time periods specified in the rules and forms of the SEC, including, without limitation, controls and procedures designed in to ensure that information required to be disclosed by the Company in the reports that it files or submits under the 1934 Act is accumulated and communicated to the Company’s management, including its principal executive officer or officers and its principal financial officer or officers, as appropriate, to allow timely decisions regarding required disclosure.  Except as set forth in Section 3(bb) of the Disclosure Letter, during the twelve (12) months prior to the date hereof neither the Company nor any of its Subsidiaries have received any notice or correspondence from any accountant relating to any potential material weakness in any part of the system of internal accounting controls of the Company or any of its Subsidiaries.

(cc)                            Off Balance Sheet Arrangements.  There is no material transaction, arrangement, or other relationship between the Company and an unconsolidated or other off balance sheet entity that is required to be disclosed by the Company in its 1934 Act filings and is not so disclosed.

(dd)                          Investment Company Status.  The Company is not, and upon consummation of the sale of the Purchased Shares will not be, an “investment company,” a company controlled by an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company” as such terms are defined in the Investment Company Act of 1940, as amended.

(ee)                            Manipulation of Price.  The Company has not, and to its Knowledge no one acting on its behalf has, (i) taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of any of the Purchased Shares, (ii) sold, bid for, purchased, or paid any compensation for soliciting purchases of, any of the Purchased Shares, or (iii) paid or agreed to pay to any Person any compensation for soliciting another to purchase any other securities of the Company.

(ff)                                Shell Company Status.  The Company is not, and during the last three (3) years has not been, an issuer of the type described in paragraph (i) of Rule 144 under the 1933 Act.

Except for the representations and warranties expressly set forth in this Agreement, Investor acknowledges that none of the Company or any of its respective Subsidiaries and Affiliates or any other Person makes any representation or warranty, express or implied, at law or in equity, with respect to the Company or any of its respective Subsidiaries or Affiliates, the Common Stock or any of the assets or liabilities of the Company and its respective Subsidiaries and Affiliates, or with respect to any other information provided to Investor, whether on behalf of the Company or such other Persons, including as to the probable success or profitability of the Company after the Closing.  Neither the Company nor any other Person will have or be subject to any Liability or indemnification obligation to Investor or any other Person resulting from the distribution to Investor, or Investor’s use of, any such information, including any information, document or material made available to Investor in certain “data rooms,” management presentations or in any other form in expectation or contemplation of the transactions contemplated by this Agreement.

4.                                       COVENANTS.

(a)                                  Form D and Blue Sky.  The Company agrees to file a Form D with respect to the Purchased Shares as required under Regulation D and to provide a copy thereof to the Investor promptly after such filing.  The Company shall, on or before the Closing Date, take such action as the Company shall reasonably determine is necessary in order to obtain an exemption for or to qualify the Purchased Shares for sale to the Investor at the Closing pursuant to this Agreement under applicable securities or “Blue Sky” Laws of the states of the United States (or to obtain an exemption from such qualification), and shall provide evidence of any such action so taken to the Investor on or prior to the Closing Date.  The Company shall make all filings and reports relating to the offer and sale of the Purchased Shares required under applicable securities or “Blue Sky” Laws of the states of the United States following the Closing Date.

(b)                                 Reporting Status.  Until the date on which the Investor shall have sold all the Purchased Shares (the “Reporting Period”), the Company shall timely file all reports required to be filed with the SEC pursuant to the 1934 Act, and the Company shall not terminate its status as an issuer required to file reports under the 1934 Act even if the 1934 Act or the rules and regulations thereunder would no longer require or otherwise permit such termination.  The Company shall take all actions necessary to maintain its eligibility to register the Purchased Shares for resale by the Investor on Form S-3.

(c)                                  Use of Proceeds.  The Company will use the proceeds from the sale of the Purchased Shares for general corporate purposes; provided, however, that such proceeds shall not be used to pay dividends or other distributions (as opposed to share repurchase programs which, for the avoidance of doubt, shall be permitted).

(d)                                 Financial Information; Access.

(i)                                     The Company agrees to send the following to the Investor during the Reporting Period (A) unless the following are filed with the SEC through EDGAR and are available to the public through the EDGAR system, within one (1) Business Day after the filing thereof with the SEC, a copy of its Annual Reports and Quarterly Reports on Form 10-K, 10-KSB, 10-Q or 10-QSB, any interim reports or any consolidated balance sheets, income statements, stockholders’ equity statements and/or cash flow statements for any period other than annual, any Current Reports on Form 8-K and any registration statements (other than on Form S-8) or amendments filed pursuant to the 1933 Act and (B) copies of any notices and other information made available or given to the stockholders of the Company generally, contemporaneously with the making available or giving thereof to the stockholders.  As used herein “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by Law to remain closed.

(ii)                                  During the Reporting Period, the Company shall permit any authorized representatives designated by the Investor reasonable access during normal business hours and upon reasonable notice to visit and inspect any of the properties of the Company or any of its Subsidiaries, including their respective books of account, and to discuss their respective affairs, finances and accounts with their respective officers, all at such times as the Investor may reasonably request; provided, however, that the Company shall not be obligated pursuant to this paragraph to provide access to any information that it reasonably and in good faith, after receiving the advice of Company counsel, determines that such exclusion is necessary (A) in order to preserve the Company’s attorney-client privilege, (B) to prevent the disclosure of third party confidential information where the Company is under a contractual duty to preserve the confidentiality of such information in connection with any transaction or arrangement between the Company and such third party, (C) because there exists, or is reasonably expected to exist, a direct or potential conflict of interest between the Investor and the Company with respect to a transaction or arrangement, (D) to prevent the disclosure of a Company trade secret or confidential information (unless covered by an enforceable confidentiality agreement, in form acceptable to the Company) or (E) any information that is classified by the United States government or otherwise subject to restrictions pursuant to duly authorized resolutions of the Board of Directors or the board of directors of any Subsidiary as a result of such information being deemed classified by the Board of Directors or the board of directors of any Subsidiary, in each case acting in good faith.

(e)                                  Listing.  The Company shall promptly secure the listing of all of the Registrable Securities (as defined in the Registration Rights Agreement) upon the Principal Market and shall maintain such listing of all Registrable Securities from time to time issuable under the terms of the Transaction Documents.  Neither the Company nor any of its Subsidiaries shall take any action which would be reasonably expected to result in the delisting or suspension of the Common Stock on the Principal Market.  The Company shall pay all fees and expenses in connection with satisfying its obligations under this Section 4(e).

(f)                                    Fees.

(i)                                     Upon the Closing of the transactions contemplated by this Agreement, the Company shall promptly assume and pay, or reimburse the Investor and its designee(s) for, all documented reasonable out-of-pocket fees and expenses incurred by or on behalf of the Investor in connection with the transactions contemplated by this Agreement (including all legal, investment banking, accounting, due diligence, and other fees and expenses), up to a maximum aggregate amount of $125,000.

(ii)                                  From and after the Closing, the Company shall be responsible for the payment of any fees incurred by or on behalf of the Investor and its designees in connection with any waivers, amendments or modifications to the Transaction Documents.

(iii)                               If either party shall commence an action or proceeding to enforce any provisions of the Transaction Documents, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

(iv)                              The Company shall be responsible for the payment of any placement agent’s fees, financial advisory fees, or broker’s commissions (other than for Persons engaged by the Investor or any Person acting or claiming to act on behalf of the Investor) relating to or arising out of the transactions contemplated hereby.  The Company shall pay, and hold the Investor harmless against, any liability, loss or expense (including, without limitation, reasonable attorneys’ fees and out-of-pocket expenses) arising in connection with any claim relating to any such payment.

(g)                                 Pledge of Purchased Shares.  The Company acknowledges and agrees that the Purchased Shares may be pledged by an Investor (as defined in the Registration Rights Agreement) in connection with a bona fide margin agreement or other loan or financing arrangement that is secured by the Purchased Shares.  The pledge of Purchased Shares shall not be deemed to be a transfer, sale or assignment of the Purchased Shares hereunder, and no Investor effecting a pledge of Purchased Shares shall be required to provide the Company with any notice thereof or otherwise make any delivery to the Company pursuant to this Agreement or any other Transaction Document.  The Company hereby agrees to execute and deliver such documentation as a pledgee of the Purchased Shares may reasonably request in connection with a pledge of the Purchased Shares to such pledgee by an Investor.

(h)                                 Integration.  The Company shall not sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the 1933 Act) that would be integrated with the offer or sale of the Purchased Shares for purposes of the rules and regulations of any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: NYSE Amex, The NASDAQ Capital Market, The NASDAQ Global Market, The NASDAQ Global Select Market or the New York Stock Exchange, such that it would require stockholder approval before the closing of such other transaction, unless stockholder approval is obtained before the closing of such subsequent transaction.

(i)                                     Disclosure of Transactions and Other Material Information.  On or before 8:30 a.m., New York City time, on the third (3rd) Business Day following the date of this Agreement, the Company shall issue a press release and file a current report on Form 8-K describing the terms of the transactions contemplated by the Transaction Documents in the form required by the 1934 Act and attaching the material Transaction Documents (including, without limitation, this Agreement, and the form of the Registration Rights Agreement) as exhibits to such filing (including all attachments, the “8-K Filing”).  Subject to the foregoing, none of the Company, its Subsidiaries or the Investor shall issue any press releases or any other public statements with respect to the transactions contemplated hereby; provided, however, that (i) the Company shall be entitled, without the prior approval of the Investor, to make any press release or other public disclosure with respect to such transactions in substantial conformity with the 8-K Filing and contemporaneously therewith (provided that the Company shall consult with the Investor in connection with any such press release or other public disclosure prior to its release) and (ii) either party may make such disclosure as is required by applicable Law.

(j)                                     Additional Registration Statements.  Until the Effective Date (as defined in the Registration Rights Agreement), the Company shall not file a registration statement under the 1933 Act relating to securities held by any selling security holder other than the Investor.

(k)                                  Actions Regarding Anti-Takeover and Other Protections; Rights Amendment.  The Company and the Board of Directors shall take all necessary action, if any, in order to render inapplicable Article Thirteenth and any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Company’s certificate of incorporation (or similar charter documents) or other agreements or the laws of its state of incorporation (including, without limitation, Section 203 of the Delaware General Corporation Law) that is or could become applicable to the Investor as a result of, or with respect to, (A) the 18,700 shares of Common Stock presently held by the Investor, (B) the Purchased Shares, (C) any additional securities acquired pursuant to Section 4(l) and (D) any other securities permitted to be acquired by the Investor under Section 4(o)(iv) hereof.

(l)            Preemptive Rights - Additional Issuances of Purchased Shares.

(i)            The Company and the Investor hereby agree that the Investor shall be entitled to two independent preemptive rights under this Section 4(l):

(1)           During the Regular Preemptive Period, the Investor shall have the right (the “Regular Preemptive Right”) to purchase its Pro Rata Percentage of Offered Securities in accordance with the terms and conditions of this Section 4(l).

(2)           During the Special Preemptive Period, the Investor shall have the right (the “Special Preemptive Right”) to purchase Offered Securities in one or more Subsequent Placements in accordance with the terms and conditions of this Section 4(l), independent of, and without any limitation due to, the Investor’s then-applicable Pro Rata Percentage; provided that the maximum aggregate purchase price payable for all Offered Securities purchased by the Investor upon all exercises of its Special Preemptive Right shall not exceed $5,000,000.  If the Investor desires to purchase Offered Securities upon exercise of its Special Preemptive Right, the Investor may purchase as much as 100% of the Offered Securities proposed to be issued in the applicable Subsequent Placement, subject to the foregoing $5,000,000 aggregate purchase price cap.  Offered Securities purchased upon exercise of the Regular Preemptive Right shall not be counted towards the $5,000,000 aggregate cap.

(ii)           For purposes of this Section 4(l), the following definitions shall apply.

(1)           “Common Stock Equivalents” means, collectively, Options and Convertible Securities.

(2)           “Convertible Securities” means any stock or securities (other than Options) convertible into or exercisable or exchangeable for shares of Common Stock.

(3)           “Options” means any rights, warrants or options to subscribe for or purchase shares of Common Stock or Convertible Securities.

(4)           “Pro Rata Percentage” means a ratio equal to (i) the sum of the number of shares of the Company’s Common Stock held by the Investor immediately prior to the issuance of the Offered Securities, calculated on a Fully-Diluted Basis, divided by (ii) the total number of shares of the Company’s Common Stock then outstanding, calculated on a Fully-Diluted Basis.  If, in connection with a Subsequent Placement, the Investor will purchase Offered Securities pursuant to its Special Preemptive Right, and if the Investor also desires to exercise its Regular Preemptive Right in such Subsequent Placement, then the Offered Securities to be purchased upon exercise of the Special Preemptive Right shall be taken into account for purposes of calculating the numerator in clause (i) above and the denominator in clause (ii) above when calculating the number of Offered Securities purchasable upon exercise of the Regular Preemptive Right in connection with such Subsequent Placement.

(5)           “Regular Preemptive Period” means the period beginning on the Closing Date and ending on a Regular Termination Event.

(6)                                  “Regular Termination Event” means the earlier to occur of (i) such time as the Investor and/or its Affiliates no longer beneficially own, in the aggregate, at least fifty percent (50%) of the Purchased Shares (i.e., 1,428,571 shares of Common Stock) (adjusted to take into account any stock splits, reverse stock splits, stock dividends, recapitalizations, conversions and the like) and (ii) such time as the Investor and/or its Affiliates no longer beneficially own, in the aggregate, securities representing beneficial ownership of at least eight percent (8%) of the shares of Common Stock, calculated on a Fully-Diluted Basis (but excluding from the denominator, solely for purposes of this clause (ii), any securities issued after the date hereof and on or prior to the date of calculation as consideration in any acquisition by the Company or any of its Subsidiaries of another business entity (or a division or material portion of the assets thereof), whether by merger, acquisition of equity, stock or assets, consolidation, reorganization or otherwise).

(7)                                  “Special Preemptive Period” means the period beginning on the Closing Date and ending on a Special Termination Event.

(8)                                  “Special Termination Event” means the earliest to occur of (i) such time as the Investor has purchased Offered Securities upon exercise(s) of its Special Preemptive Right with an aggregate purchase price of $5,000,000; (ii) the second anniversary of the date hereof; and (iii) such time as the Investor and/or its Affiliates no longer beneficially own, in the aggregate, at least seventy-five percent (75%) of the Purchased Shares (i.e., 2,142,857 shares of Common Stock) (adjusted to take into account any stock splits, reverse stock splits, stock dividends, recapitalizations, conversions and the like).

(9)                                  “Subsequent Placement” means any action to offer, sell, grant any option to purchase, or otherwise dispose of (or announce any offer, sale, grant or any option to purchase or other disposition of) any of the equity or equity equivalent securities of the Company or its Subsidiaries, including without limitation any debt, preferred stock or other instrument or security that is, at any time during its life and under any circumstances, convertible into or exchangeable or exercisable for shares of Common Stock or Common Stock Equivalents.

(iii)                               So long as either the Regular Preemptive Period and/or the Special Preemptive Period is in effect, the Company will not, directly or indirectly, effect any Subsequent Placement unless the Company shall have first complied with this Section 4(l) in order to enable the Investor to exercise the Regular Preemptive Right and/or Special Preemptive Right, as applicable.

(1)                                  Prior to making any Subsequent Placement, the Company shall deliver to the Investor a written notice (the “Offer Notice”) of any proposed or intended issuance or sale or exchange (the “Offer”) of the securities being offered (the “Offered Securities”) in such Subsequent Placement, which Offer Notice shall (w) identify and describe the Offered Securities, (x) describe the price and other terms upon which they are to be issued, sold or exchanged, and the number or amount of the Offered Securities to be issued, sold or exchanged, (y) identify the persons or entities (if known) to which or with which the Offered Securities are to be offered, issued, sold or exchanged and (z) offer to issue and sell to or exchange with the Investor the number of Offered Securities which it is entitled to purchase under this Section 4(l).

(2)                                  To accept an Offer, in whole or in part, the Investor must deliver a written notice to the Company prior to the end of the tenth (10th) Business Day after the Investor’s receipt of the Offer Notice (the “Offer Period”), setting forth the portion of such Offered Securities that the Investor elects to purchase (the “Notice of Acceptance”).  Such notice shall constitute a non-binding indication of interest of the Investor to purchase the amount of Offered Securities so specified (or, in the case of the exercise of the Regular Preemptive Right, a proportionately lesser amount if the amount of Offered Securities to be offered in such Offer is subsequently reduced) at the price (or range of prices) and other terms set forth in the Company’s notice.  The failure to respond in such ten (10) Business Day period shall constitute a waiver of preemptive rights in respect of such offering.  Any notice provided by the Company pursuant to this Section 4(l), and any information provided to the Investor otherwise in connection with such Offer, shall be subject to the terms of the Confidentiality Agreement applicable to “Evaluation Material” thereunder until the ninetieth (90th) day following the consummation of any such Offer, regardless of any termination thereof.  Notwithstanding the foregoing, if the Company desires to modify or amend the terms and conditions of the Offer prior to the expiration of the Offer Period, the Company shall deliver to the Investor a new Offer Notice and the Offer Period shall expire on the fifth (5th) Business Day after the Investor’s receipt of such new Offer Notice.

(3)                                  The Company shall have forty-five (45) days from the expiration of the Offer Period above to offer, issue, sell or exchange all or any part of such Offered Securities as to which a Notice of Acceptance has not been given by the Investor (the “Refused Securities”) pursuant to a definitive agreement(s) (the “Subsequent Placement Agreement”), but only upon terms and conditions that are not more favorable to the acquiring person or persons or less favorable to the Company than those set forth in the Offer Notice.

(4)                                  If the Company shall propose to sell less than all the Refused Securities (any such sale to be in the manner and on the terms specified in Section 4(l)(iii)(3) above), then the Investor may, at its sole option and in its sole discretion, reduce the number or amount of the Offered Securities specified in its Notice of Acceptance to an amount that shall be not less than the number or amount of the Offered Securities that the Investor elected to purchase pursuant to Section 4(l)(iii)(2) above multiplied by a fraction, (i) the numerator of which shall be the number or amount of Offered Securities the Company actually proposes to issue, sell or exchange (including Offered Securities to be issued or sold to the Investor pursuant to Section 4(l)(iii)(3) above prior to such reduction) and (ii) the denominator of which shall be the original amount of the Offered Securities.  If the Investor so elects to reduce the number or amount of Offered Securities specified in its Notice of Acceptance, the Company may not issue, sell or exchange more than the reduced number or amount of the Offered Securities unless and until such securities have again been offered to the Investor in accordance with Section 4(l)(iii)(1) above.

(5)                                  Upon the closing of the issuance, sale or exchange of all or less than all of the Refused Securities, the Investor shall acquire from the Company, and the Company shall issue to the Investor, the number or amount of Offered Securities specified in the Notices of Acceptance, as reduced pursuant to Section 4(l)(iii)(4) above if the Investor has so elected, upon the terms and conditions specified in the Offer.  The purchase by the Investor of any Offered Securities is subject in all cases to the preparation, execution and delivery by the Company and the Investor of a purchase agreement relating to such Offered Securities reasonably satisfactory in form and substance to the Investor and its counsel.

(6)                                  Any Offered Securities not acquired by the Investor or other persons in accordance with Section 4(l)(iii)(3) above may not be issued, sold or exchanged until they are again offered to the Investor under the procedures specified in this Agreement.

(7)                                  The Company and the Investor agree that if the Investor elects to participate in the Offer, (x) neither the Subsequent Placement Agreement with respect to such Offer nor any other transaction documents related thereto (collectively, the “Subsequent Placement Documents”) shall include any term or provisions whereby the Investor shall be required to agree to any restrictions in trading as to any securities of the Company owned by the Investor prior to such Subsequent Placement, and (y) the Investor shall be entitled to registration rights in such Subsequent Placement Documents which are at least as favorable to the Investor as the registration rights contained in the Registration Rights Agreement.

(8)                                  Notwithstanding the foregoing, the rights of the Investor contained in this Section 4(l) shall not apply to the issuance of:  (A) Purchased Shares issued pursuant to this Agreement; (B) securities issued to employees, consultants, officers and directors of the Company, pursuant to equity compensation plans approved by the Board of Directors or grants of options outside of such plans approved by the Board of Directors; (C) securities issued or issuable pursuant to any rights or agreements, including, without limitation, convertible securities, options and warrants, provided that either (x) the Company shall have complied with the purchase right established by this Section with respect to the initial sale or grant by the Company of such rights or agreements, or (y) such rights or agreements existed on the date hereof and are disclosed in this Agreement or the schedules hereto (it being understood that any modification or amendment to any such pre-existing right or agreement subsequent to the date of this Agreement with the effect of increasing the percentage of the Company’s fully-diluted securities underlying such rights agreement shall not be included in this clause (C)(y)); (D) securities issued in connection with any stock split, stock dividend, subdivision, combination, reclassification, exchange, recapitalization or similar transactions by the Company; (E) any securities issued after the date hereof as consideration in any acquisition by the Company or any of its Subsidiaries of another business entity (or a division or a material portion of the assets thereof), whether by merger, acquisition of equity, stock or assets, consolidation, reorganization or otherwise; (F) securities issued in connection with sponsored research, collaboration, technology license, development, original equipment manufacturer, marketing, joint venture investment or other similar agreements, strategic alliances or strategic transactions approved by the Board of Directors; (G) capital stock issued in satisfaction of indebtedness or other liability or in exchange for indebtedness; and/or (H) any right, option, or warrant to acquire any security convertible into the securities excluded from the restrictions contained in this Section 4(l) pursuant to clauses (A) through (G) above.

(9)                                  The Company and the Board of Directors shall take all necessary action, if any, in order to render inapplicable Article Thirteenth and any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Company’s certificate of incorporation (or similar charter documents) or other agreements or the laws of its state of incorporation (including, without limitation, Section 203 of the Delaware General Corporation Law) that is or could become applicable to the Investor as a result of the Investor exercising its rights under this Section 4(l).

(10)                            Any failure to exercise either the Regular Preemptive Right and/or Special Preemptive Right in any one instance shall not limit or affect the Investor’s right to exercise either or both of such rights in any other instance, subject to the terms of this Section 4(l).

(m)                               Board Matters.

(i)                                     (A)                              The Company will promptly cause one person to be nominated by the Investor to be elected or appointed to the Board of Directors (the “Board Representative”), effective as of the Closing.  The election or appointment of the Board Representatives will be subject to satisfaction of the “independent director” requirements as such term is defined in the rules and regulations promulgated by the Principal Market, as well as all legal and governance requirements regarding service as a director of the Company.  At or prior to Closing, the Company shall take all corporate and other action necessary to cause the Board Representative to be elected or appointed to the Board of Directors effective as of Closing for an initial term ending at the next annual meeting of the shareholders of the Company.  From and after the expiration of such initial term until the termination of the Designated Period, the Company shall reduce the size of the Board of Directors to seven (7) and shall not increase the size of the Board of Directors to more than seven (7) directors, without the prior written consent of the Investor.  As of the Closing, the Investor has designated Daniel Friedberg as the Board Representative, and the Company acknowledges that, based upon information regarding Mr. Friedberg provided to the Company by the Investor as of the date of this Agreement, Mr. Friedberg meets all the legal and governance requirements regarding service as a director of the Company, as well as the “independent director” requirements as such term is defined in the rules and regulations promulgated by the Principal Market, as of such date.

(B)                                Any individual other than Daniel Friedberg who is subsequently designated by the Investor as Board Representative pursuant to this Section 4(m) must be reasonably acceptable to the Company and shall be required to be “independent” as such term is defined in the rules and regulations promulgated by the Principal Market.  If the Board Representative is not “independent”, the Board Representative shall not be entitled to serve on the Board of Directors and shall immediately resign from the Board of Directors.

(C)                                For so long as the Investor has the right to designate the Board Representative pursuant to this Section 4(m), if any person (excluding any resident or other local director required to be appointed to the board of directors of any Subsidiary pursuant to applicable Law) not employed by the Company and/or its Subsidiaries is or becomes a member of the board of directors of any of the Company’s Subsidiaries (whether a current Subsidiary or hereafter acquired), the Board Representative shall also have the right to become a member of any such Subsidiary’s board of directors and the Company, and each such Subsidiary, shall cause the Board Representative to be elected as a director of each such Subsidiary, but in no event shall the size of any Subsidiary’s board of directors exceed seven (7).

(ii)                                  The Investor shall continue to have the right to designate or nominate (as applicable) a Board Representative during the Designated Period.  Following the termination of the Designated Period, the Company shall have no obligation to cause any nominees presented to the shareholders of the Company for election of the Board of Directors to include any nominee of the Investor.

(iii)                               During the Designated Period, and subject at all times to the last sentence of Section 4(m)(i)(A), the Company shall take such action as is required under applicable Law, the rules and regulations in effect at such time of the Principal Market or such other market on which the Common Stock is then listed or quoted, the Company’s certificate of incorporation and its bylaws to include on the Board of Directors or in the slate of nominees recommended by the Board of Directors, such person nominated by the Investor pursuant to Section 4(m)(i) and/or (ii).  The Company shall use its commercially reasonable efforts to have the Board Representative elected as a director of the Company and the Company shall solicit proxies for such person to the same extent as it does for any of its other nominees to the Board of Directors.  During the Designated Period, and subject at all times to the last sentence of Section 4(m)(i)(A), if a vacancy is created at any time by the death, disability, retirement, resignation or removal of the Board Representative, the Investor may designate or nominate, as applicable, another individual to be elected to fill the vacancy created thereby, and the Company hereby agrees to take, at any time and from time to time, all actions necessary to accomplish the same.

(iv)                              All obligations of the Company pursuant to this Section 4(m) shall terminate, and, upon request by the Board of Directors, the Investor shall cause the Board Representative to resign promptly from the Board of Directors, in each case upon the termination of the Designated Period.  Any vacancy created by such resignation may be filled by the Board of Directors or the shareholders of the Company in accordance with the Company’s articles of incorporation, the bylaws and applicable Law.  The Company may implement this provision by requiring the execution and delivery of a resignation letter by the Board Representative subject to termination of designation or nomination rights.

(v)                                 The Board Representative shall be entitled to serve on each committee of the Board of Directors (except as prohibited by applicable Law or any rule or regulation promulgated by the Principal Market).  In the event the Board Representative is not a member of a committee of the Board of Directors, the Board Representative shall have the right to attend and observe (but not vote at) each meeting of such committee and to receive from the Company copies of all notices, information and other material provided to members of such committee

(except as prohibited by applicable Law and the rules and regulations promulgated by the Principal Market).

(vi)          The Board Representative shall be entitled to the same compensation, if any, the same indemnification and the same director and officer insurance in connection with his or her role as a director as the other members of the Board of Directors, and the Board Representative shall be entitled to reimbursement for documented, reasonable out-of-pocket expenses incurred in attending meetings of the Board of Directors or any committees thereof, to the same extent as the other members of the Board of Directors.  The Company agrees that such indemnification arrangements will be the primary source of indemnification and advancement of expenses in connection with the matters covered thereby and payment thereon will be made before, offset and reduce any other insurance, indemnity or expense advancement to which the Board Representative may be entitled or which is actually paid in connection with such matters, including as an employee of the Investor or any of its Affiliates.  The covenants in this Section 4(m)(vi) shall survive the Designated Period and any termination of obligations under Section 8(j).

(vii)         The Company shall notify the Board Representative of all regular and special meetings of the Board of Directors and shall notify the Board Representative of all regular and special meetings of any committee of the Board of Directors of which the Board Representative is a member.  The Company shall provide the Board Representative with copies of all notices, minutes, consents and other materials provided to all other members of the Board of Directors concurrently with the provision of such materials to the other members of the Board of Directors.  The Board Representative and the Observer will be permitted to share information received from the Company with officers, directors, members, employees and representatives of the Investor and its Affiliates (which, for the avoidance of doubt, shall exclude Investor’s portfolio companies) and the Investor and such Affiliates may use such information for internal purposes; provided, that the Investor maintains reasonable procedures designed to prevent such information from being used in connection with the purchase or sale of securities of the Company in violation of applicable securities Laws and that such information is not used to compete with the Company; provided, further, that the Board Representative, the Observer, the Investor, its Affiliates and each of their respective officers, directors, members, employees and representatives shall keep all such information confidential and not disclose any such information in any manner whatsoever except as permitted under the Confidentiality Agreement.

(n)           Observer Rights.  In addition to the rights of the Investor under Section 4(m), during the Designated Period, the Investor may designate one additional Person to attend meetings of the Board of Directors, the board of directors of any Subsidiary and each committee of any of the foregoing as an observer (“Observer”).  Following the termination of the Designated Period, the Company shall have no obligation to permit any Person designated by the Investor to attend meetings of the Board of Directors, the board of directors of any Subsidiary and any committee of any of the foregoing or otherwise receive any information under this Section 4(n).  The Observer shall be entitled to receive notice of and have the right to attend any and all meetings of the Board of Directors, the board of directors of any Subsidiary and each committee of any of the foregoing in an observer capacity; provided, however, that the Observer shall not have the right to attend any meeting of (x) the board of directors of any Subsidiary or (y) any committee of the Board of Directors or the board of directors of any Subsidiary, in either case (x) and/or (y), at which the Board Representative is present.  The Company shall provide the Observer with copies of all notices, minutes, consents and other material in connection therewith at the same time as such materials are distributed to members of the Board of Directors, the board of directors of any Subsidiary and each committee of any of the foregoing; provided, that (i) the Investor shall cause the Observer to agree to, and shall be responsible for the Observer’s failure to, hold in confidence and trust and to act in a fiduciary manner with respect to all information provided to such Observer pursuant hereto and (ii) the Company, the Board of Directors, the board of directors of any Subsidiary and each committee of any of the foregoing shall have the right to withhold any information and to exclude the Observer from any meeting or portion thereof (A) if doing so is, in the opinion of counsel to the Company, advisable or necessary to protect the attorney-client privilege between the Company and counsel or (B) if the Board of Directors, the board of directors of any Subsidiary or any committee of any of the foregoing determines in good faith, after consultation with counsel, that fiduciary requirements under applicable Law would make attendance by such Observer not advisable.  The Company may require the Board Observer to enter into a confidentiality agreement, in a form reasonably satisfactory to the Company and the Investor, as may be reasonably necessary to preserve the confidentiality of any information provided to the Board Observer in connection with the observation rights granted hereunder.  The Observer shall have no right to vote on any matters presented to the Board of Directors, the board of directors of any Subsidiary or any committee of any of the foregoing.  All obligations of the Company pursuant to this Section 4(n) shall terminate upon the Investor ceasing to have the right to designate an Observer pursuant to this Section 4(n).  The Observer shall be entitled to reimbursement for documented, reasonable out-of-pocket expenses incurred in attending meetings of the Board of Directors, the board of directors of any Subsidiary and each committee of any of the foregoing, to the same extent as members of such boards or committees consistent with the Company’s past reimbursement practice for board or committee members.

(o)           Standstill.  The Investor hereby agrees that during the Designated Period, unless specifically invited in writing by the Company, neither the Investor nor any entity or person which is controlled (as defined in Rule 12b-2 under the 1934 Act) directly or indirectly by the Investor (but specifically excluding, for the avoidance of doubt, any of the Investor’s portfolio companies in which the Investor holds less than 25% of the outstanding voting securities and where the Investor does not have representatives constituting a majority of the board of directors thereof) (each, a “Investor Controlled Entity”), will in any manner, directly or indirectly (including by directing or causing any other Person that is not the Investor or a Investor Controlled Entity):

(i)            effect or seek, offer or propose (whether publicly or otherwise) to effect, or announce any intention to effect or cause or participate in or in any way assist, facilitate or encourage any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in, (A) any acquisition of any assets, indebtedness or businesses of the Company or any of its Subsidiaries or any affiliates controlled by the Company (“Company Controlled Affiliates”), (B) any tender or exchange offer, merger or other business combination involving the Company, any of the Subsidiaries or Company Controlled Affiliates or assets of the Company or the Subsidiaries or Company Controlled Affiliates constituting a significant portion of the consolidated assets of the Company and its Subsidiaries, (C) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the

Company or any of its Subsidiaries or Company Controlled Affiliates, or (D) any “solicitation” of “proxies” (as such terms are used in the proxy rules of the SEC) or consents to vote any voting securities of the Company or any of its Company Controlled Affiliates;

(ii)           form, join or in any way participate in a “group” (as defined under the 1934 Act) with third parties with respect to any of the matters described in this Section 4(o) or otherwise act in concert with third parties in respect of any of the matters described in this Section 4(o);

(iii)          seek the removal of any directors from the Board of Directors or a change in the size or composition of the Board of Directors (it being understood that the foregoing shall not prohibit the Investor or any subsequent holder of Purchased Shares from voting any securities of the Company in any manner not otherwise prohibited by this Section 4(o));

(iv)          effect or seek, offer or propose (whether publicly or otherwise) to effect, or announce any intention to effect or cause or participate in or in any way assist, facilitate or encourage any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in, any acquisition of any securities (or beneficial ownership thereof) or rights or options to acquire any securities (or beneficial ownership thereof) of the Company or any of its Subsidiaries or Company Controlled Affiliates if, after giving effect to any such acquisition, the Investor and/or any Investor Controlled Entity, either individually or in the aggregate, would beneficially own more than (A) until the second anniversary of the date hereof, nineteen and nine-tenths percent (19.9%) of the Common Stock (calculated on a Fully-Diluted Basis, but excluding from any such calculation any securities issued to the Investor as a result of its exercise of its Special Preemptive Rights, under Section 4(l)), or (B) after such second anniversary, twenty-three percent (23.0%) of the Common Stock (calculated on a Fully-Diluted Basis);

(v)           take any action which would or would reasonably be expected to force the Company to make a public announcement regarding any of the types of matters set forth in clauses (i) and/or (iv) above; or

(vi)          enter into any discussions or arrangements with any third party with respect to any of the foregoing; provided, however, that the foregoing shall not restrict the ability of the Board Representative from exercising his fiduciary duties.

Notwithstanding the foregoing, if (x) the Board of Directors decides, in its sole discretion, to engage in a process that solicits third parties to determine their interest in a potential transaction (a “Sale Process”) that is intended to, or would reasonably be expected to, give rise to a Triggering Event, the Company shall invite the Investor to participate in such Sale Process on the terms and conditions generally made available to the other participants in such Sale Process or (y) a Triggering Event shall occur without the Company conducting such a Sale Process (either within a reasonable time period before or at any time after such Triggering Event), nothing in this Section 4(o) shall prohibit the Investor from submitting a proposal to the Board of Directors which competes with the Triggering Event (provided that nothing in this clause (y) shall entitle the Investor to any preferential treatment, compared to other parties).  Nothing contained in this Section 4(o) shall require the Board of Directors to engage in a Sale

Process either before or after a Triggering Event.  At the discretion of the Board of Directors, for the avoidance of doubt, for so long as (and only for so long as) the Investor is participating in such a process or is submitting a competing proposal, the Board of Directors may require that the Board Representative resign and/or that the Observer rights in Section 4(n) be suspended (provided that, thereafter, (1) the Investor’s right to nominate a Board Observer under Section 4(m) shall be reinstated and the Company shall reappoint a Board Observer to the Board of Directors as soon as reasonably possible and (2) the Observer rights in Section 4(n) shall be reinstated).  For purposes of this Agreement, (i) a “Triggering Event” shall mean (A) the recommendation by the Board of Directors that stockholders tender their shares of Common Stock into a tender offer conducted by any party other than the Company or one of its Subsidiaries, which, if consummated, would result in a Change of Control, (B) the public disclosure that securities representing 33-1/3% or more of the voting power of the Company’s voting equity securities have been acquired, with the approval of the Board of Directors, by any Person (including any group of Persons acting in concert) other than the Investor and its Affiliates or (C) the Company publicly announces that it has entered into a definitive agreement providing for a merger, consolidation, share exchange, business combination, recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction, in each case involving a Change of Control or any purchase of substantially all of the assets or business of the Company and its Subsidiaries, taken as a whole, in each case conducted by any Person (including any group of Persons acting in concert) other than the Investor and its Affiliates, and (ii) “Change of Control” means the consummation of any transaction or series of related transactions, the result of which is that the stockholders of the Company as a group immediately prior thereto will have beneficial ownership of less than 50.1% of the equity securities of the surviving entity in such transaction immediately thereafter.

Furthermore, notwithstanding the foregoing, the provisions of this Section 4(o) shall terminate in the event of (x) the filing by the Company of a voluntary petition in bankruptcy; (y) the entry of an order of relief in any bankruptcy or insolvency proceeding in respect of the Company or the entry of an order that the Company is a bankrupt or insolvent; or (z) any involuntary proceeding seeking liquidation, reorganization or other relief against the Company under any bankruptcy, insolvency or other similar law now or hereafter in effect that has not been dismissed sixty (60) days after the commencement thereof.

The Investor also agrees during such period not to request that the Company amend or waive any provision of this Section 4(o) (including this sentence).

(p)           Legends.  The Investor agrees that the Company shall affix the following legend to the certificate(s) delivered to the Investor at Closing:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE (THE “SECURITIES”) HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR APPLICABLE STATE SECURITIES LAWS.  THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT, OR (B) AN OPINION OF COUNSEL, IN A GENERALLY ACCEPTABLE FORM,

THAT REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR (II) UNLESS SOLD PURSUANT TO RULE 144 UNDER THE SECURITIES ACT.  NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

The legend set forth above shall be removed and the Company shall issue a certificate without such legend to the holder of the Purchased Shares upon which it is stamped, unless otherwise required by state securities Laws, if (i) such Purchased Shares are registered for resale under the 1933 Act, (ii) in connection with a sale, assignment or other transfer, such holder provides the Company with an opinion of counsel, in a generally acceptable form, to the effect that such sale, assignment or transfer of the Purchased Shares may be made without registration under the applicable requirements of the 1933 Act, or (iii) such holder provides the Company with reasonable assurance that the Purchased Shares can be sold, assigned or transferred pursuant to Rule 144(b)(1)(i).

(q)           Transfer Taxes.  Any stock transfer, stamp, registration or other similar taxes or fees payable as a direct result of the sale and transfer of the Purchased Shares to the Investor hereunder shall be paid by the Company.  The party required by applicable Law to file tax returns required in connection with such taxes and fees shall file such tax returns.  Each party hereto shall use its commercially reasonable efforts to minimize such taxes and fees and to cooperate in the preparation, execution and filing of all tax returns and other documents required in connection with such taxes and fees.

(r)            Form W-9.  At the Closing, the Investor shall deliver to the Company two duly completed and executed copies of Internal Revenue Service Form W-9.

(s)           No Short Sales, Etc. in Violation of the 1933 Act.  Except in compliance with the 1933 Act and any applicable interpretations of the SEC promulgated thereunder (including Interpretation A.65 of the SEC’s July 1997 Manual of Publicly Available Interpretations) the Investor will not effect any “short” sales with respect to the Purchased Shares or enter into any swap or any other agreement, transaction or series of transactions that hedges or transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Purchased Shares, whether any such transaction, swap or series of transactions is to be settled by delivery of securities, in cash or otherwise.

5.             INVESTOR CLOSING DELIVERABLES.

The obligation of the Company hereunder to issue and sell the Purchased Shares to the Investor at the Closing is subject to the receipt at or before, or accuracy at, the Closing, as the case may be, of each of the following; provided, that these deliverables are for the Company’s sole benefit and may be waived by the Company at any time in its sole discretion by providing the Investor with prior written notice thereof:

(i)            The Investor shall have delivered to the Company duly executed versions of each of the Transaction Documents to which it is a party.

(ii)           The Investor shall have delivered to the Company the Purchase Price for the Purchased Shares by wire transfer of immediately available funds pursuant to the wire instructions provided by the Company.

(iii)          The representations and warranties of the Investor shall be true and correct in all material respects (except for those representations and warranties that are qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects) as of the Closing Date (except for representations and warranties that speak as of a specific date, which shall be true and correct in all material respects (except for those representations and warranties that are qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects) as of such specified date).  The Company shall have received a certificate, executed by the Chief Executive Officer of the Investor, dated as of the Closing Date, to the foregoing effect and as to such other matters as may be reasonably requested by the Investor in the form attached hereto as Exhibit B.

(iv)          The Investor shall have obtained all governmental, regulatory or third party consents and approvals, if any, necessary for the purchase of the Purchased Shares.

(v)           The Investor shall have delivered to the Company an indemnification agreement in the form of Exhibit C, duly executed by the Board Representative, which indemnification agreement shall become effective upon the Board Representative becoming a member of the Board of Directors.

(vi)          The Investor shall have delivered to the Company such other documents relating to the transactions contemplated by this Agreement as the Company or its counsel may reasonably request.

6.             COMPANY CLOSING DELIVERABLES.

The obligation of the Investor hereunder to purchase the Purchased Shares at the Closing is subject to the receipt at or before, or accuracy at, the Closing, as the case may be, of each of the following; provided that these deliverables are for the Investor’s sole benefit and may be waived by the Investor at any time in its sole discretion by providing the Company with prior written notice thereof:

(i)            The Company shall have delivered to the Investor (A) duly executed versions of each of the Transaction Documents to which it is a party and (B) the Purchased Shares being purchased by the Investor at the Closing pursuant to this Agreement.

(ii)           The Investor shall have received the opinion of (i) Latham & Watkins LLP, the Company’s outside counsel, and (ii) the Company’s general counsel, each dated as of the Closing Date, in a form reasonably acceptable to the Investor and its counsel.

(iii)          The Purchased Shares shall have been approved for listing on the Principal Market.

(iv)          The Company shall have delivered to the Investor a certificate evidencing the formation and good standing of the Company and each of its Significant Subsidiaries in each such entity’s jurisdiction of formation issued by the Secretary of State (or equivalent) of such jurisdiction of formation as of a date within ten (10) days of the Closing Date.

(v)           The Company shall have delivered to the Investor a certificate evidencing the Company’s qualification as a foreign corporation and good standing issued by the Secretary of State (or comparable office) of each jurisdiction in which the Company conducts business and is required to so qualify, as of a date within ten (10)  days of the Closing Date.

(vi)          The Company shall have delivered to the Investor a certified copy of the Certificate of Incorporation as certified by the Secretary of State of the State of Delaware within ten (10) days of the Closing Date.

(vii)         The Company shall have delivered to the Investor a certificate, executed by the Secretary of the Company and dated as of the Closing Date, as to (A) the resolutions consistent with Section 3(b) as adopted by the Board of Directors, in a form reasonably acceptable to the Investor, (B) the Certificate of Incorporation and (C) the Bylaws, each as in effect at the Closing, in the form attached hereto as Exhibit D.

(viii)        The representations and warranties of the Company shall be true and correct in all material respects (except for those representations and warranties that are qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects) as of the Closing Date (except for representations and warranties that speak as of a specific date, which shall be true and correct in all material respects (except for those representations and warranties that are qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects) as of such specified date).  The Investor shall have received a certificate, executed by the Chief Executive Officer of the Company, dated as of the Closing Date, to the foregoing effect and as to such other matters as may be reasonably requested by the Investor in the form attached hereto as Exhibit E.

(ix)           The Company shall have delivered to the Investor a letter from the Company’s transfer agent certifying the number of shares of Common Stock outstanding as of a date within five (5) days of the Closing Date.

(x)            The Common Stock (A) shall be designated for quotation or listed on the Principal Market and (B) shall not have been suspended, as of the Closing Date, by the SEC or the Principal Market from trading on the Principal Market nor shall suspension by the SEC or the Principal Market have been threatened, as of the Closing Date, either (x) in writing by the SEC or the Principal Market or (y) by falling below the minimum listing maintenance requirements of the Principal Market.

(xi)           The Company shall have obtained all governmental, regulatory or third party consents and approvals, if any, necessary for the sale of the Purchased Shares.

(xii)          The Board of Directors shall have taken all actions necessary and appropriate to cause the Board Representative to be appointed to the Board of Directors and to each committee of the Board of Directors, and the Board Representative shall have been so elected and appointed concurrently with the Closing.

(xiii)         The Company shall have delivered an indemnification agreement in the form of Exhibit C, duly executed by the Company, which indemnification agreement shall become effective upon the Board Representative becoming a member of the Board of Directors.

(xiv)        The Company shall have delivered to the Investor such other documents relating to the transactions contemplated by this Agreement as the Investor or its counsel may reasonably request.

7.             TERMINATION.

(a)           Termination.  This Agreement may be terminated prior to the Closing by mutual written agreement of the Company and the Investor.

(b)           Effects of Termination.  In the event of any termination of this Agreement as provided in Section 7(a), this Agreement (other than this Section 7(b) and Section 8, which shall remain in full force and effect) shall forthwith become wholly void and of no further force and effect; provided, that nothing herein shall relieve any party from liability for intentional breach of this Agreement or fraud.

8.             MISCELLANEOUS.

(a)           Definitions.

“8-K Filing” has the meaning set forth in Section 4(i).

“1933 Act” has the meaning set forth in the preamble.

“1934 Act” has the meaning set forth in Section 3.

“Affiliate” means any Person controlling, controlled by or under common control with any other Person.  For purposes of this definition, “control” (including “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of securities, partnership or other ownership interests, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Article Thirteenth” means Article Thirteenth of the Certificate of Incorporation.

“Benefit Plan” means any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control, consulting or fringe benefit plan, program, agreement or policy.

“Board of Directors” has the meaning set forth in Section 3(b).

“Board Representative” has the meaning set forth in Section 4(m)(i)(A).

“Business Day” has the meaning set forth in Section 4(d)(i).

“Bylaws” has the meaning set forth in Section 3(p).

“Certificate of Incorporation” has the meaning set forth in Section 3(p).

“Change of Control” has the meaning set forth in Section 4(o).

“Closing” has the meaning set forth in Section 1(b).

“Closing Date” has the meaning set forth in Section 1(b).

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” has the meaning set forth in the preamble.

“Common Stock Equivalents” has the meaning set forth in Section 4(l).

“Company” has the meaning set forth in the preamble.

“Company Controlled Affiliates” has the meaning set forth in Section 4(o)(i).

“Confidentiality Agreement” shall mean that certain Confidentiality Agreement by and among the Investor and its management company, Sagard Capital Partners Management Corporation, and the Company, dated as of October 6, 2009.

“Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto.

“Convertible Securities” has the meaning set forth in Section 4(l).

“Designated Period” means the period from and after the Closing Date until the first Business Day on which the Investor (and/or its Affiliates) cease(s) to beneficially own, in the aggregate, at least 900,000 shares of Common Stock (adjusted to take into account any stock splits, reverse stock splits, stock dividends, recapitalizations, conversions and the like).

“Disclosure Letter” has the meaning set forth in Section 3.

“Eligible Market” means the NYSE Amex, The NASDAQ Capital Market, The NASDAQ Global Market, The NASDAQ Global Select Market or the New York Stock Exchange (or any successors to any of the foregoing).

“Employee Pension Benefit Plan” has the meaning set forth in ERISA §3(2).

“Environmental Laws” has the meaning set forth in Section 3(x).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each entity that is treated as a single employer with the Company for purposes of Code §414.

“Fully-Diluted Basis” means, in the case of any calculation of the number of shares of Common Stock deemed outstanding, that effect is first given to (i) all shares of Common Stock outstanding at the time of determination, (ii) all shares of Common Stock issuable upon the exercise of any in-the-money or at-the-money option, warrant or other right outstanding at the time of determination and (iii) all shares of Common Stock issuable upon the exercise of any in-the-money or at-the-money conversion or exchange right contained in any security outstanding at the time of determination that is convertible into or exchangeable for shares of Common Stock.

“Governmental Entity” means any federal, state, local or foreign, court, governmental, legislative, judicial, administrative or regulatory authority, agency, commission, body or other governmental entity or self regulatory organization or stock exchange.

“Hazardous Materials” has the meaning set forth in Section 3(x).

“Indebtedness” of any Person means, without duplication (i) all indebtedness (including principal, interest, fees and charges) for borrowed money, (ii) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (including, without limitation, “capital leases” in accordance with generally accepted accounting principles) (other than trade payables entered into in the ordinary course of business), (iii) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (iv) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (v) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (vi) all monetary obligations under any leasing or similar arrangement which, in connection with generally accepted accounting principles, consistently applied for the periods covered thereby, is classified as a capital lease, (vii) all indebtedness referred to in clauses (i) through (vi) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (viii) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (i) through (vii) above.

“Insolvent” means, with respect to any Person (i) the present fair saleable value of such Person’s assets is less than the amount required to pay such Person’s total Indebtedness, (ii) such Person is unable to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, (iii) such Person intends to incur or believes that it will incur debts that would be beyond its ability to pay as such debts mature or (iv) such Person has unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted.

“Intellectual Property Rights” has the meaning set forth in Section 3(w).

“Investor” has the meaning set forth in the preamble.

“Investor Controlled Entity” has the meaning set forth in Section 4(o).

“Knowledge of the Company” or phrases of similar effect, means the knowledge, after reasonable investigation, of the individuals listed on Schedule 8(a) attached hereto.

“Law” means any statute, ordinance, license, rule, regulation, policy or guideline, order, demand, writ, injunction, decree or judgment of any Governmental Entity, including, without limitation, any of the foregoing which relate to government contracts, national security, and protection of classified information.

“Material Adverse Effect” means any material adverse effect on the business, properties, assets, operations, results of operations or condition (financial or otherwise) of the Company and/or its Subsidiaries, taken as a whole, or on the transactions contemplated hereby or by the other Transaction Documents or by the other agreements and instruments to be entered into in connection herewith or therewith, or on the authority or ability of the Company to perform its obligations under the Transaction Documents (as defined below), but shall not include facts, circumstances, events or changes: (i) generally affecting any of the industries in which the Company and its Subsidiaries operate; (ii) any conditions in or changes affecting the United States general economy or the general economy in any geographic area in which the Company or its Subsidiaries operate or developments in the financial and securities markets in the United States or elsewhere in the world; (iii) political conditions, including acts of war (whether or not declared), armed hostilities and terrorism, or developments or changes therein; (iv) any conditions resulting from natural disasters; (iv) resulting from changes in applicable legal requirements or Generally Accepted Accounting Principles or accounting standards; (vi) resulting from changes in the market price or the trading volume in the Common Stock in and of itself (it being understood that the underlying circumstances, event or reasons giving rise to any such changes (to the extent provided for in this definition) can be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur); or (vii) resulting from a failure to meet securities analysts’ published revenue or earnings predictions for the Company in and of itself (it being understood that the underlying circumstances, event or reasons giving rise to any such failure (to the extent provided for in this definition) can be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur); provided, however, that the facts, circumstances, events or changes set forth in clauses (i), (ii), (iii) and (v) above may be taken into account in determining whether there is or has been a Material Adverse Effect if and only to the extent such act, development, occurrence, circumstance, event or change has a disproportionate impact on the Company and/or its Subsidiaries, relative to the other participants in the industries in which the Company and/or its Subsidiaries operate.

“Material Contract” and “Material Contracts” have the respective meanings set forth in Section 3(q).

“Multiemployer Plan” has the meaning set forth in ERISA §3(37).

“Notice of Acceptance” has the meaning set forth in Section 4(l).

“Observer” has the meaning set forth in Section 4(n).

“Offer” has the meaning set forth in Section 4(l).

“Offer Notice” has the meaning set forth in Section 4(l).

“Offer Period” has the meaning set forth in Section 4(l).

“Offered Securities” has the meaning set forth in Section 4(l).

“Options” has the meaning set forth in Section 4(l).

“Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

“Plan” and “Plans” has the meaning set forth in Section 3(v).

“Principal Market” has the meaning set forth in Section 3(d).

“Pro Rata Percentage” has the meaning set forth in Section 4(l).

“Purchase Price” has the meaning set forth in Section 1(c).

“Purchased Shares” has the meaning set forth in the preamble.

“Refused Securities” has the meaning set forth in Section 4(l).

“Registration Rights Agreement” has the meaning set forth in the preamble.

“Regular Preemptive Period” has the meaning set forth in Section 4(l).

“Regular Preemptive Right” has the meaning set forth in Section 4(l).

“Regular Termination Event” has the meaning set forth in Section 4(l).

“Regulation D” has the meaning set forth in the preamble.

“Reporting Period” has the meaning set forth in Section 4(b).

“Rule 144” has the meaning set forth in Section 2(g)(i).

“SEC” has the meaning set forth in the preamble.

“SEC Documents” has the meaning set forth in Section 3(i)(i).

“SEC Reports” has the meaning set forth in Section 3.

“Significant Subsidiaries” means General Physics Corporation, a Delaware corporation, and General Physics (UK) Ltd, a United Kingdom limited company.

“Special Preemptive Period” has the meaning set forth in Section 4(l).

“Special Preemptive Right” has the meaning set forth in Section 4(l).

“Special Termination Event” has the meaning set forth in Section 4(l).

“Subsequent Placement” has the meaning set forth in Section 4(l).

“Subsequent Placement Agreement” has the meaning set forth in Section 4(l).

“Subsidiaries” means any joint venture or any entity in which the Company, directly or indirectly, owns capital stock or holds an equity or similar interest.

“Transaction Documents” has the meaning set forth in Section 3(b).

“Volume-Weighted Average Price” means the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “GPX <equity> VWAP <go>” (or its equivalent successor if such page is not available) in respect of the period from scheduled open of trading until the scheduled close of trading of the primary trading session on the Business Day immediately prior to the Closing Date (or if such volume-weighted average price is unavailable, the market value of one share of the Common Stock on the Business Day immediately prior to Closing Date determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by the Company). The Volume-Weighted Average Price will be determined without regard to after hours trading or any other trading outside of the regular trading session trading hours.

(b)           Governing Law; Jurisdiction; Jury Trial.  All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal Laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the Laws of any jurisdictions other than the State of New York.  Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper.  Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by Law.  EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

(c)           Counterparts.  This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party; provided, that a facsimile or electronic (i.e., “PDF”) signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original.

(d)           Headings.  The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

(e)           Severability.  If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

(f)            Entire Agreement; Amendments.  This Agreement and the other Transaction Documents supersede all other prior oral or written agreements between the Investor, the Company, their Affiliates and Persons acting on their behalf with respect to the matters discussed herein, and this Agreement, the other Transaction Documents and the instruments referenced herein and therein contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither the Company nor the Investor makes any representation, warranty, covenant or undertaking with respect to such matters.  No provision of this Agreement may be amended other than by an instrument in writing signed by the Company and Sagard Capital Partners, L.P. (or any single assignee thereof).  No provision hereof may be waived other than by an instrument in writing signed by the party against whom enforcement is sought.

(g)           Notices.  Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered:  (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one (1) Business Day after deposit with an overnight courier service, in each case properly addressed to the party to receive the same.  The addresses and facsimile numbers for such communications shall be:

If to the Company:

GP Strategies Corporation
6095 Marshalee Drive
Suite 300
Elkridge, MD 21075
Telephone:	(410) 379-3600
Facsimile:	(410) 540-5302
Attention:	Kenneth L. Crawford, General Counsel

with a copy (for informational purposes only) to:

Latham & Watkins LLP
885 Third Avenue
New York, NY 10022
Telephone:	(212) 906-1200
Facsimile:	(212) 751-4864
Attention:	David M. Schwartzbaum, Esq.

If to the Investor:

Sagard Capital Partners, L.P.
325 Greenwich Avenue
Greenwich, CT 06830
Telephone:	(203) 629-6700
Facsimile:	(203) 629-6721
Attention:	Daniel Friedberg

with a copy (for informational purposes only) to:

Finn Dixon & Herling LLP
177 Broad Street
Stamford, CT 06901
Telephone:	(203) 325-5000
Facsimile:	(203) 325-5001
Attention:	Charles J. Downey III, Esq.

or to such other address and/or facsimile number and/or to the attention of such other Person as the recipient party has specified by written notice given to each other party pursuant to this Section.  Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender’s facsimile machine containing the time, date, recipient facsimile number and an image of the first page of such transmission or (C) provided by an overnight courier service shall be rebuttable evidence of personal service, receipt by facsimile or receipt from an overnight courier service in accordance with clause (i), (ii) or (iii) above, respectively.

(h)           Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective permitted successors and assigns.  Neither party shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other party, including by way of merger, consolidation or otherwise.  Notwithstanding the foregoing, the Investor may assign some or all of its rights hereunder to any of its Affiliates in connection with transfer (including by merger, consolidation or otherwise) of any of the Purchased Shares to such Affiliate without the consent of the Company, in which event such Affiliate-assignee shall be deemed to be the Investor hereunder with respect to such assigned rights; provided, that the Investor shall nonetheless remain responsible for all of its obligations hereunder.

(i)            No Third Party Beneficiaries.  This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

(j)            Survival.  The representations and warranties in this agreement shall expire at the Closing and have no further force or effect; provided, that (i) the representations and warranties in Sections 3(a) through 3(g) shall survive until the first anniversary of the Closing and (ii) the representations and warranties in Section 3(h) shall survive without limitation.  The Investor may not first bring a claim in respect of a representation or warranty after such representation and warranty has expired or ceased to survive.  All statements of the parties hereto as to factual matters contained any certificate or exhibit delivered by or on behalf of such party pursuant to this Agreement shall be deemed to be representations and warranties of such party hereunder as of the date of such certificate or exhibit.  The agreements and covenants set forth in Sections 4 and 8 shall survive the Closing and the delivery and exercise of Purchased Shares, as applicable, in accordance with their terms.  At such time that the Investor (or the Investor’s Affiliates) no longer beneficially owns any of the Purchased Shares, any remaining surviving provisions of this Agreement shall terminate, other than Sections 4(f), 4(m)(vi) and this Section 8.  Nothing contained in this Section 8(j) shall be deemed to limit any rights of the Investor under applicable federal and state securities laws.

(k)           Further Assurances.  Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

(l)            No Strict Construction.  The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

(m)          Remedies.  The Investor shall have all rights and remedies set forth in the Transaction Documents and all rights and remedies which it has been granted at any time under any other agreement or contract and all of the rights which such holders have under any Law.

The Investor shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by Law.  Furthermore, the Company recognizes that in the event that it fails to perform, observe, or discharge any or all of its obligations under the Transaction Documents, any remedy at Law may prove to be inadequate relief to the Investor.  The Company therefore agrees that the Investor shall be entitled to seek temporary and permanent injunctive relief in any such case without the necessity of proving actual damages and without posting a bond or other security.  Notwithstanding anything to the contrary contained herein, the Investor shall not be entitled to consequential, indirect or incidental damages hereunder.  However, the foregoing shall not in any way limit the Investor from being reimbursed for its costs, fees or expenses, including, without limitation, reasonable attorneys’ fees and disbursements in connection with any of its rights and remedies hereunder.

(n)           Acknowledgment Regarding Investor’s Purchased Shares.  The Company acknowledges and agrees that the Investor is acting solely in the capacity of arm’s length purchaser with respect to the Transaction Documents and the transactions contemplated hereby and thereby.  The Company further acknowledges that the Investor is not acting as a financial advisor or fiduciary of the Company or any of its Subsidiaries (or in any similar capacity) with respect to the Transaction Documents and the transactions contemplated hereby and thereby, and any advice given by the Investor or any of its representatives or agents in connection with the Transaction Documents and the transactions contemplated hereby and thereby is merely incidental to the Investor’s purchase of the Purchased Shares.  The Company further represents to the Investor that the Company’s decision to enter into the Transaction Documents has been based solely on the independent evaluation by the Company and its representatives.

[Signature Page Follows]

IN WITNESS WHEREOF, the Investor and the Company have caused their respective signature page to this Securities Purchase Agreement to be duly executed as of the date first written above.

COMPANY:

GP STRATEGIES CORPORATION

By:	/s/ Scott N. Greenberg
Name: Scott N. Greenberg
Title: Chief Executive Officer

INVESTOR:

SAGARD CAPITAL PARTNERS, L.P.
By:	Sagard Capital Partners GP, Inc.,
its general partner

By:	/s/ Daniel Friedberg
Name: Daniel Friedberg
Title: Chief Executive Officer